EXHIBIT 99.1

For Immediate Release

Domino’s Pizza Announces 2004 Earnings and Increased Annual Dividend

ANN ARBOR, Michigan, February 22, 2005: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2004, ended January 2, 2005. Diluted earnings per share were $0.38 for the fourth quarter, after a $0.02 per share charge relating to a change in accounting for leases. Pro forma diluted earnings per share were $1.12 for the full year 2004, after a $0.03 per share charge relating to the change in accounting for leases. Global retail sales were up 14.4% for the fourth quarter of 2004 and 10.5% for the full year, driven by increases in global store growth and strong international same store sales results.

Included in the fourth quarter of 2004 was an extra week (or 53rd week) compared to 2003 which favorably impacted global retail sales by approximately 6 percentage points in the fourth quarter and 2 percentage points for the full year. The Company’s 53rd week in 2004 benefited diluted EPS approximately 4 cents per share for both the fourth quarter and full year periods.

Fourth Quarter 2004 Highlights (versus 2003)

•	Diluted EPS was $0.38, on net income of $27.0 million and weighted average outstanding shares of 71.4 million.

•	Global retail sales, comprised of all retail sales at Company-owned and franchise stores worldwide, increased 14.4% driven by increased store counts and international same store sales, and the impact of the 53rd week.

•	Domestic same store sales decreased 0.2%, comprised of flat domestic franchise same store sales and a domestic Company-owned same store sales decrease of 2.0%.

•	International same store sales increased 5.9% on a constant dollar basis, marking the 44th consecutive quarter of same store sales growth internationally.

•	Worldwide store counts increased by a net 154 stores. At the end of 2004, there were 7,757 Domino’s Pizza stores in operation worldwide.

•	The Company paid its first dividend on December 15, 2004 (6.5 cents per share).

Full Year 2004 Highlights (versus 2003)

•	Pro forma diluted EPS was $1.12, on pro forma net income of $80.0 million. See page six and seven of this release for a discussion of this pro forma measure.

•	Global retail sales increased 10.5%, driven by increased store counts and same store sales, and the impact of the 53rd week.

•	Domestic same store sales increased 1.8%, comprised of a domestic franchise same store sales increase of 2.1% and a domestic Company-owned same store sales increase of 0.1%.

•	International same store sales increased 5.9% on a constant dollar basis.

•	Worldwide store counts increased by a net 330 stores, which represented the largest increase in store growth since 2000.

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “The ultimate test of any company is how it performs in a tough business environment. We generated almost $88 million in free cash flow in 2004, despite extraordinary cost pressures, significant competitive challenges and the distractions associated with executing a large IPO in the middle of the year.”

More…

Domino’s Pizza: FY04 Earnings Release, Page Two

Dividends to Increase by 54% in 2005

Following its IPO, the Company instituted its first dividend for the partial year 2004 of 6.5 cents per quarter, or 26 cents on an annualized basis. Based on the Company’s strong cash flow characteristics, management has consistently stated their intention to deploy an appropriate portion of free cash flow towards paying a meaningful dividend to its shareholders. The first dividend declaration was simply an effort to begin this process.

After posting successful results for the full year 2004, and reviewing its 2005 outlook, the Company approved an increase in its annual dividend to 10 cents per quarter, or 40 cents per year. This 54% increase in the annual dividend will be effective for the next dividend to be paid on March 30, 2005 to shareholders of record on March 15, 2005. The Company’s resulting dividend yield is approximately 2.3% using the Company’s current market price per share of $17.11 per share.

Brandon commented on the dividend increase: “We are comfortable raising our dividend payment because of the strength of our business model and the free cash flow it generates. We are now one of the highest dividend-yielding companies in the QSR industry, with significant remaining free cash flow to invest in the growth of our core business while also paying down our debt. We plan to review our dividend payout ratio at this time each year, and consider increasing our dividend as appropriate.”

Long Range and 2005 Outlook

The Company reaffirmed its long range outlook as follows:

Year-over-Year Growth
Domestic same store sales	1% – 3%
International same store sales	3% – 5%
Net unit growth	200 – 250
Global retail sales	4% – 6%
Net income	11% – 13%

David Brandon commented on the Company’s 2005 outlook: “Based on our current business outlook and budget assumptions, we expect our 2005 EPS growth to be consistent with our long-range outlook of 11%-13%, after adjusting for the 53rd week in 2004 and the impact of the one-time lease charge we took in the fourth quarter of 2004.”

Brandon concluded: “We will continue our EPS growth by driving both domestic and international store growth, increasing our same stores sales, improving the operating margins of our Company-owned stores, and further debt reductions.”

Management noted that the 53rd week positively impacted EPS by 4 cents, while the lease charge negatively affected EPS by 3 cents. Adjusting for both, the 2004 comparable baseline would be $1.11 EPS.

More…

Domino’s Pizza: FY04 Earnings Release, Page Three

Conference Call Information

Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its 2004 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be simulcast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight March 22, 2005 by dialing (800) 642-1687 (U.S./Canada) or (706)645-9291 (International), Conference ID 3420932. The web cast will be archived for 30 days on www.dominos.com.

Change in Accounting for Leases

The Company recently undertook a comprehensive review of its accounting practices for leases, as a result of the recent changes announced by other companies in the restaurant industry related to lease accounting policies. As a result of this review, the Company made an accounting correction that resulted in an acceleration of rent expense under certain leases that contain fixed escalations in rental payments. The Company recorded a cumulative rent expense adjustment relating to this matter of approximately $2.8 million in the fourth quarter of 2004, or 3 cents per diluted share for full year 2004. This accounting adjustment does not affect the Company’s historical or future cash flows or the timing or amounts of rental payments. Additionally, this correction is not material to prior periods.

SUMMARY OF FINANCIAL RESULTS

Global Retail Sales Growth

Global retail sales include all retail sales worldwide at Company-owned and franchise stores (see Definitions).

(versus the prior year)	Fourth Quarter 2004	Fiscal 2004
Domestic Stores	+ 8.5%	+ 5.7%
International stores	+ 28.9%	+ 22.7%

Total	+ 14.4%	+ 10.5%

Same Stores Sales Growth

See Definitions.

(versus the prior year)	Fourth Quarter 2004	Fiscal 2004
Domestic Company-owned stores	(2.0)%	+ 0.1%
Domestic franchise stores	0.0%	+ 2.1%

Total Domestic Stores	(0.2)%	+ 1.8%

International stores	+ 5.9%	+ 5.9%

More…

Domino’s Pizza: FY04 Earnings Release, Page Four

Store Counts and Net Unit Growth

		Net Unit Growth
	Store Counts at Year End	Fourth Quarter 2004	Fiscal 2004	Fiscal 2003
Domestic Company-owned stores	580	2	3	—
Domestic franchise stores	4,428	61	101	56

Total Domestic Stores	5,008	63	104	56

International stores	2,749	91	226	141

Total	7,757	154	330	197

Revenues

	Fourth Quarter			Full Year
(in thousands)	2004	2003	% Change	2004	2003	% Change
Domestic Company-owned stores	$122,960	$117,185	4.9%	$382,458	$375,421	1.9%
Domestic franchise	51,426	46,295	11.1%	155,030	144,458	7.3%
Domestic distribution	262,827	237,300	10.8%	792,026	717,057	10.5%
International	41,314	32,226	28.2%	116,983	96,386	21.4%

Total revenues (1)	$478,527	$433,006	10.5%	$1,446,497	$1,333,322	8.5%

(1)	Total revenues include retail sales at Company-owned stores, royalties from franchise stores, and related sales from distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix, while distribution revenues may vary significantly as a result of fluctuations in food prices, primarily cheese prices.

The increases in fourth quarter and fiscal 2004 total revenues versus prior year were due to increases in distribution revenues, driven primarily by higher commodity costs, including cheese, increased royalty revenues relating to increases in retail sales both domestically and internationally, and the inclusion of the 53rd week in 2004. The published cheese block price-per-pound averaged $1.61 and $1.64 in the fourth quarter and fiscal 2004, respectively, up from $1.53 and $1.31 in the comparable periods in 2003.

Operating Margin

	Fourth Quarter				Full Year
(in thousands)	2004	% of Revenues	2003	% of Revenues	2004	% of Revenues	2003	% of Revenues
Domestic Company-owned stores	$20,566	16.7%	$23,202	19.8%	$68,872	18.0%	$73,412	19.6%
Domestic franchise (1)	51,426	100.0%	46,295	100.0%	155,030	100.0%	144,458	100.0%
Domestic distribution	23,572	9.0%	22,501	9.5%	73,089	9.2%	73,436	10.2%
International	20,121	48.7%	14,881	46.2%	56,690	48.5%	44,314	46.0%

Total operating margin	$115,685	24.2%	$106,879	24.7%	$353,681	24.4%	$335,620	25.2%

(1)	Domestic franchise operations do not have a cost of sales component. Accordingly, the domestic franchise operating margin equals domestic franchise revenues.

More…

Domino’s Pizza: FY04 Earnings Release, Page Five

The increases in the fourth quarter and fiscal 2004 total operating margin versus prior year were due primarily to increases in retail sales from both international and domestic franchise operations, which drove higher royalty revenues, as well as the inclusion of the 53rd week in fiscal 2004. Total operating margin was negatively impacted by margin pressures at Company-owned stores, primarily due to higher commodity costs, as well as lower domestic Company-owned stores same store sales in the fourth quarter. The domestic Company-owned stores and domestic distribution operating margins were also negatively affected by approximately $2.4 million and $0.8 million, respectively, relating to the change in accounting for leases.

The total operating margin as a percentage of total revenues decreased 0.5 and 0.8 percentage points during the fourth quarter and fiscal 2004, respectively. Operating margins as a percentage of total revenues were negatively impacted during these periods as a result of higher commodity costs, which impacted both Company-owned store and distribution margins, as well as the change in accounting for leases and lower Company-owned same store sales in the fourth quarter. These decreases were offset in part by increases in domestic and international franchise royalty revenues as well as the inclusion of the 53rd week in fiscal 2004.

For further discussion of operating margins, see “Items Affecting Comparability” on pages eight and nine of this release.

General and Administrative Expenses

General and administrative expenses increased $3.6 million, or 6.9%, during the fourth quarter of 2004 versus the prior year, and increased $6.2 million, or 3.5%, during fiscal 2004 versus the prior year. The increase in general and administrative expenses during the fourth quarter was due primarily to the impact of the 53rd week in fiscal 2004.

General and administrative expenses during fiscal 2004 were negatively impacted by a $10.0 million management agreement termination fee paid to an affiliate in connection with our IPO, as well as a $3.8 million year-over-year decrease in gains on the sale/disposal of assets. In addition, the Company recognized a credit of $1.7 million in 2003 relating to the collection of a previously fully reserved note receivable. General and administrative expenses were also negatively impacted by higher administrative labor and office rents as well as the impact related to the 53rd week in fiscal 2004. Offsetting these increases in general and administrative expenses was approximately $15.7 million of expenses incurred in connection with the Company’s June 2003 recapitalization.

Income from Operations

Income from operations increased $5.2 million, or 9.5%, during the fourth quarter of 2004 versus the prior year, and increased $11.9 million, or 7.5%, during fiscal 2004 versus the prior year. Income from operations was positively impacted by increases in royalty revenues from international and domestic franchise stores and the impact from the 53rd week in 2004. These gains were offset in part by higher food costs at our Company-owned stores and the negative impact of the change in accounting for leases.

More…

Domino’s Pizza: FY04 Earnings Release, Page Six

Interest Expense, net

Interest expense, net decreased $4.6 million, or 22.5%, during the fourth quarter of 2004 versus the prior year, and decreased $13.8 million, or 18.6%, during fiscal 2004 versus the prior year.

The average outstanding debt balance, excluding capital lease obligations, decreased $160.7 million to $793.2 million in the fourth quarter, from $953.9 million in the prior year. The Company’s effective borrowing rate decreased 0.6 percentage points to 5.3% during the fourth quarter, from 5.9% in the prior year. Included in interest expense in the fourth quarter of 2004 and 2003 was deferred financing fee and debt discount expense of $1.3 million and $2.1 million, respectively. Interest expense for the quarter was also negatively affected by the inclusion of the 53rd week.

The average outstanding debt balance, excluding capital lease obligations, increased $94.9 million to $880.4 million in fiscal 2004, from $785.5 million in the prior year. The Company’s effective borrowing rate decreased 0.9 percentage points to 5.8% during fiscal 2004, from 6.7% in the prior year. Included in interest expense in 2004 and 2003 was deferred financing fee and debt discount expense of $7.8 million and $20.8 million, respectively.

Other

Other expense increased $0.5 million during the fourth quarter of 2004 versus the prior year, and decreased $11.9 million during fiscal 2004 versus the prior year. The 2004 other amounts were comprised of losses incurred in connection with debt retirements, including $9.0 million incurred in connection with the redemption of $109.1 million of Domino’s, Inc.’s senior subordinated notes in August 2004. The 2003 other amounts were comprised of losses incurred in connection with debt retirements, including $20.4 million of bond tender fees associated with the 2003 recapitalization.

Net Income

Net income increased $5.7 million to $27.0 million during the fourth quarter of 2004 versus the prior year, and increased $23.3 million to $62.3 million during fiscal 2004 versus the prior year. These increases in net income were due primarily to the aforementioned increases in income from operations and decreases in interest expense, and decreases in other expense for the full year.

Pro Forma EPS

Pro forma diluted earnings per share for fiscal 2004 were $1.12. Diluted earnings per share data, as reported, for the 2004 and 2003 fiscal years are disclosed in the accompanying condensed consolidated statements of income.

Management believes it is helpful to investors to be presented with a pro forma EPS number which is based on its new capital structure and anticipated ongoing financing and related costs following the completion of the Company’s initial public offering. As a result, the Company is providing pro forma EPS amounts for full year 2004, assuming that the following transactions occurred at the beginning of 2004:

More…

Domino’s Pizza: FY04 Earnings Release, Page Seven

(i)	the reclassification of previously outstanding Class A Common Stock and Class L Common Stock into Common Stock; and

(ii)	the issuance of the 9,375,000 shares issued in the IPO and the redemption of $109.1 million of senior subordinated notes, resulting in a reduction of interest expense of approximately $2.1 million ($1.3 million after-tax) in each of the first two fiscal quarters of 2004 and $1.6 million ($1.0 million after-tax) in the third fiscal quarter of 2004.

Further, for pro forma purposes, the Company has eliminated certain non-recurring costs recognized in the third quarter of 2004 related to IPO including:

(i)	the $10.0 million payment made to an affiliate of our former majority shareholder to terminate the management agreement between that affiliate and the Company; and

(ii)	the $9.0 million premium on the redemption of the senior subordinated notes and the $3.7 million write-off of related debt discount and deferred financing costs.

The following table reconciles net income, as reported to pro forma net income, and also presents the diluted weighted average shares of common stock outstanding used to determine pro forma diluted earnings per share. The denominator in the pro forma diluted EPS calculations below assumes that the capital structure in place after our IPO was in place for all of fiscal 2004.

(In thousands, except per share data)	Fiscal 2004
Net income, as reported	$62,287
Adjustments (pre-tax):
Elimination of payment to terminate management fee	10,000
Elimination of bond premium	9,001
Write-off of deferred financing fees and bond discount	3,748
Reduction in interest expense from debt retirement	5,775

Total Adjustments (pre-tax)	28,524
Tax effect	(10,767)

Total Adjustments (net of tax)	17,757

Pro forma net income	$80,044

Weighted average shares outstanding – diluted	71,287

Pro forma earnings per share – diluted	$1.12

The following table reconciles diluted EPS, as reported to pro forma diluted EPS.

Fiscal 2004
Earnings per share – diluted, as reported	$0.81
Impact of pro forma adjustments	0.25
Impact of the reclassification of the Class L conversion and issuance of common stock assuming the IPO occurred at the beginning of the year	0.06

Pro forma earnings per share – diluted	$1.12

See Comments on Regulation G.

More…

Domino’s Pizza: FY04 Earnings Release, Page Eight

Items Affecting Comparability

The Company’s reported operating margin amounts in 2004 are not comparable to the amounts reported in 2003 due to the estimated effect of the 53rd week in 2004, the inclusion of a charge relating to a correction in accounting for leases and the effect of the “pass-through” nature of changes in cheese prices on the consolidated and domestic distribution operating margins as a percentage of related revenues. The tables below present operating margin information adjusted for these items. Management believes that including such information is critical to the understanding of our results for the fourth quarter and full year 2004 as compared to similar periods in 2003.

	Fourth Quarter 2004
(in thousands)	Domestic Company- owned Stores	Domestic Franchise	Domestic Distribution	International	Consolidated
Revenues, as reported	$122,960	$51,426	$262,827	$41,314	$478,527
53rd week adjustment	(7,400)	(3,030)	(16,690)	(2,510)	(29,630)

Revenues, as adjusted	$115,560	$48,396	$246,137	$38,804	$448,897

Cost of sales, as reported	$102,394	$—	$239,255	$21,193	$362,842
53rd week adjustment	(5,020)	—	(15,330)	(1,350)	(21,700)
Change in lease accounting	(2,379)	—	(848)	—	(3,227)

Cost of sales, as adjusted	$94,995	$—	$223,077	$19,843	$337,915

2004 operating margin, as adjusted	$20,565	$48,396	$23,060	$18,961	$110,982

2004 operating margin as a percentage of revenues	17.8%	100.0%	9.4%	48.9%	24.7%

2003 operating margin as a percentage of revenues (1)	19.8%	100.0%	9.3%	46.2%	24.5%

	Full Year 2004
(in thousands)	Domestic Company- owned Stores	Domestic Franchise	Domestic Distribution	International	Consolidated
Revenues, as reported	$382,458	$155,030	$792,026	$116,983	$1,446,497
53rd week adjustment	(7,400)	(3,030)	(16,690)	(2,510)	(29,630)

Revenues, as adjusted	$375,058	$152,000	$775,336	$114,473	$1,416,867

Cost of sales, as reported	$313,586	$—	$718,937	$60,293	$1,092,816
53rd week adjustment	(5,020)	—	(15,330)	(1,350)	(21,700)
Change in lease accounting	(2,379)	—	(848)	—	(3,227)

Cost of sales, as adjusted	$306,187	$—	$702,759	$58,943	$1,067,889

2004 operating margin, as adjusted	$68,871	$152,000	$72,577	$55,530	$348,978

2004 operating margin as a percentage of revenues	18.4%	100.0%	9.4%	48.5%	24.6%

2003 operating margin as a percentage of revenues (1)	19.6%	100.0%	9.6%	46.0%	24.4%

(1)	The consolidated and domestic distribution 2003 operating margin as a percentage of related revenues presented above have been adjusted to eliminate the impact of fluctuations in cheese prices.

Consolidated operating margins as adjusted improved 0.2 percentage points in both the fourth quarter and full year 2004 compared to the prior periods in 2003. These increases were due primarily to increases in royalty revenues resulting from strong global retail sales, offset in part by margin pressures at our Company-owned stores as described below.

Domestic Company-owned store operating margins as adjusted decreased 2.0 percentage points and 1.2 percentage points in the fourth quarter and full year 2004, respectively, compared to the prior periods in 2003. The decrease in the fourth quarter operating margin was due primarily to increases in food costs as a result of higher commodity prices, as well as the effect of a decrease in same store sales. The decrease in operating margin for the full year was due primarily to increases in commodity costs as well as increases in occupancy costs.

More…

Domino’s Pizza: FY04 Earnings Release, Page Nine

Domestic distribution operating margins as adjusted increased 0.1 percentage points for the fourth quarter of 2004 and decreased 0.2 percentage points for the full year 2004, each compared to the comparable period in 2003. Operating margins were positively impacted by volumes and negatively impacted by delivery and insurance costs.

Due to the fact that changes in cheese prices are a “pass-through” in domestic distribution revenues and cost of sales, such changes have no impact on income. However, cheese price changes do impact operating margin as a percentage of revenues. Had the 2004 cheese prices been in effect during 2003, the total operating margin as a percentage of total revenues would have been approximately 24.5% and 24.4% for the quarter and full year in 2003. Similarly, had the 2004 cheese prices been in effect during 2003, the domestic distribution operating margin as a percentage of domestic distribution revenues would have been approximately 9.3% and 9.6% for the quarter and full year in 2003. These amounts are presented in the table above.

Liquidity

At the end of 2004, the Company had $780.7 million in total debt and $40.4 million of cash and cash equivalents. Approximately 71% of outstanding borrowings were contractually fixed at the end of fiscal 2004. During 2004, the Company repaid $180.7 million of outstanding borrowings, including the $109.1 million of senior subordinated notes that were retired in August 2004 as part of the IPO. During the fourth quarter, the Company repaid $25.1 million of borrowings, primarily comprised of $15.0 million of term loans and $10.0 million of senior subordinated notes. The Company is currently not required to pay down principal on its senior subordinated notes until 2011. The next scheduled principal amortization payment of $1.2 million on its senior credit facility is due on March 31, 2006. As of January 2, 2005, the Company had no borrowings under its $125.0 million revolving credit facility. Letters of credit issued under the revolving credit facility were $25.5 million at January 2, 2005.

Management believes it is helpful to investors to be presented with a free cash flow number which assists the investor in determining how much operating cash flow, adjusted for capital expenditure investments, is available to be used for de-levering, making acquisitions, paying dividends, repurchasing shares or similar uses of cash. The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles, was $87.7 million in 2004.

(in thousands)	Fiscal 2004
Cash flows from operations, as reported	$113,462
Capital expenditures, as reported	(39,763)
Pro forma IPO expenses, excluding non-cash items, as disclosed and discussed on page seven of this release	14,009

Free cash flow	$87,708

More…

Domino’s Pizza: FY04 Earnings Release, Page Ten

Definitions

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in international local currency sales.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of the significant changes in the Company’s capital structure resulting from our 2003 recapitalization and IPO. The Company has included “Pro Forma EPS,” calculated based on “Pro Forma Net Income,” which are both non-GAAP financial measures. The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry. While management believes that these non-GAAP financial measures will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide such non-GAAP financial measures once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

The Company has also included “Free cash flow”, calculated using cash flows from operations and capital expenditures, both as reported, as well as certain pro forma expenses, net of tax used to arrive at Pro Forma Net Income discussed above. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available to be used for de-levering, making acquisitions, paying dividends, repurchasing shares or similar uses of cash.

More…

Domino’s Pizza: FY04 Earnings Release, Page Eleven

About Domino’s Pizza

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,757 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of more than $4.6 billion in 2004, comprised of nearly $3.2 billion domestically and more than $1.4 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations – Domino’s Pizza, Inc. (734) 930 - 3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: FY04 Earnings Release, Page Twelve

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
(In thousands, except per share data)	January 2, 2005	% of Total Revenues	December 28, 2003	% of Total Revenues
Revenues:
Domestic Company-owned stores	$122,960		$117,185
Domestic franchise	51,426		46,295
Domestic distribution	262,827		237,300
International	41,314		32,226

Total revenues	478,527	100.0%	433,006	100.0%

Cost of sales:
Domestic Company-owned stores	102,394		93,983
Domestic distribution	239,255		214,799
International	21,193		17,345

Total cost of sales	362,842	75.8%	326,127	75.3%

Operating margin	115,685	24.2%	106,879	24.7%

General and administrative	55,478	11.6%	51,905	12.0%

Income from operations	60,207	12.6%	54,974	12.7%

Interest expense, net	15,725	3.3%	20,291	4.7%
Other	1,081	0.2%	582	0.1%

Income before provision for income taxes	43,401	9.1%	34,101	7.9%

Provision for income taxes	16,384	3.4%	12,772	3.0%

Net income	$27,017	5.7%	$21,329	4.9%

Earnings per share:
Class L common stock – diluted	N/A		$2.64
Common stock – diluted	$0.38		$0.33

Domino’s Pizza: FY04 Earnings Release, Page Thirteen

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
(In thousands, except per share data)	January 2, 2005	% of Total Revenues	December 28, 2003	% of Total Revenues
Revenues:
Domestic Company-owned stores	$382,458		$375,421
Domestic franchise	155,030		144,458
Domestic distribution	792,026		717,057
International	116,983		96,386

Total revenues	1,446,497	100.0%	1,333,322	100.0%

Cost of sales:
Domestic Company-owned stores	313,586		302,009
Domestic distribution	718,937		643,621
International	60,293		52,072

Total cost of sales	1,092,816	75.6%	997,702	74.8%

Operating margin	353,681	24.4%	335,620	25.2%

General and administrative	182,302	12.6%	176,147	13.2%

Income from operations	171,379	11.8%	159,473	12.0%
Interest expense, net	60,487	4.2%	74,291	5.6%
Other	10,832	0.7%	22,747	1.7%

Income before provision for income taxes	100,060	6.9%	62,435	4.7%

Provision for income taxes	37,773	2.6%	23,398	1.8%

Net income	$62,287	4.3%	$39,037	2.9%

Earnings per share:
Pro forma:
Common stock – diluted	$1.12		N/A

As reported:
Class L common stock – diluted	$5.57		$10.25
Common stock – diluted	$0.81		$(1.26)

Domino’s Pizza: FY04 Earnings Release, Page Fourteen

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	January 2, 2005	December 28, 2003
Assets
Current assets:
Cash and cash equivalents	$40,396	$46,391
Accounts receivable	73,138	64,571
Inventories	21,505	19,480
Advertising fund assets, restricted	32,817	30,544
Other assets	21,635	25,555

Total current assets	189,491	186,541

Property, plant and equipment, net	136,883	127,067

Other assets	120,973	138,506

Total assets	$447,347	$452,114

Liabilities and stockholders’ deficit
Current liabilities:

Current portion of long-term debt	$25,295	$18,572
Accounts payable	55,350	56,928
Advertising fund liabilities	32,817	30,544
Other accrued liabilities	76,205	81,758

Total current liabilities	189,667	187,802

Long-term liabilities:
Long-term debt, less current portion	755,405	941,165
Other accrued liabilities	52,155	41,110

Total long-term liabilities	807,560	982,275

Total stockholders’ deficit	(549,880)	(717,963)

Total liabilities and stockholders’ deficit	$447,347	$452,114

Domino’s Pizza: FY04 Earnings Release, Page Fifteen

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
(In thousands)	January 2, 2005	December 28, 2003
Cash flows from operating activities:
Net income	$62,287	$39,037
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	31,705	29,822
Amortization of deferred financing costs and debt discount	7,808	20,756
Provision for deferred income taxes	8,761	7,799
Other, net	2,685	220
Changes in operating assets and liabilities	216	5,573

Net cash provided by operating activities	113,462	103,207

Cash flows from investing activities:
Capital expenditures	(39,763)	(29,161)
Other, net	3,493	9,597

Net cash used in investing activities	(36,270)	(19,564)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	92	1,010,090
Repayments of long-term debt and capital lease obligation	(180,708)	(662,492)
Cash paid for financing costs	(1,254)	(21,142)
Proceeds from issuance of common stock, net	119,779	—
Purchase of cumulative preferred stock	—	(200,557)
Distributions	(16,880)	—
Dividends	(4,464)	(188,333)
Other	(468)	(447)

Net cash used in financing activities	(83,903)	(62,881)

Effect of exchange rate changes on cash and cash equivalents	716	178

Increase (decrease) in cash and cash equivalents	(5,995)	20,940

Cash and cash equivalents, at beginning of period	46,391	25,451

Cash and cash equivalents, at end of period	$40,396	$46,391

###